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                                                                    EXHIBIT 23.1

                       Report of Independent Accountants

To the Board of Directors of
ANSYS, Inc. and Subsidiaries

Our report on the consolidated financial statements of ANSYS, Inc. and Subsidiaries has been incorporated by reference in this Form 10-K from page 18 of the 1997 Annual Report to Stockholders of ANSYS, Inc. and Subsidiaries. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in Item 14(a)(2) on page of this Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/S/ Coopers & Lybrand L.L.P.
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Coopers & Lybrand L.L.P.
Pittsburgh, Pennsylvania
January 29, 1998